UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 17, 2012 (October 16, 2012)

EMERITUS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	1-14012	91-1605464
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Purchase Agreement and Designation Agreement

On October 16, 2012, Emeritus Corporation (the “Company”) entered into a definitive purchase agreement (the “Purchase Agreement”) with HCP, Inc. (“HCP”), BRE/SW Portfolio LLC (a joint venture among the Company, an affiliate of Blackstone Real Estate Partners VI, certain former tenants-in-common, and an investment fund affiliated with Daniel R. Baty, the Company’s Chairman) (the “Seller JV”) and certain subsidiaries of the Seller JV (together with the Seller JV, the “Sellers”).  Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement and the related Designation Agreement entered into concurrently with the Purchase Agreement by the Company and HCP (the “Designation Agreement”), the Company and HCP will acquire a total of 142 senior housing communities (the “Communities”), representing approximately 11,350 units, from the Sellers (the “Transaction”).

Pursuant to the Purchase Agreement, upon consummation of the Transaction, HCP will acquire 133 of the Communities for an aggregate purchase price of approximately $1.7 billion, consisting of cash and the assumption of existing debt, and the Company will receive cash of approximately $140 million for its stake in the Seller JV, comprised of approximately $40 million for the Company’s approximately 6% interest in the Seller JV and an incentive payment of approximately $100 million based on the final rate of return to the Seller JV’s investors.

Pursuant to the Designation Agreement, HCP will designate the Company to purchase nine of the Communities , and upon consummation of the Transaction, the Company will acquire such Communities for total consideration of approximately $62 million, of which up to $52 million is expected to be financed with a four-year loan from HCP (the “Loan”).  The Loan will be secured by the nine Communities to be purchased by the Company and is pre-payable at the Company’s option. The initial interest rate on the Loan will be 6.1%, and the Loan will be repayable by the Company at its option.

The closing of the Transaction is subject to obtaining regulatory approvals and other customary closing conditions. The Company expects the Transaction to close in phases beginning mid to late November 2012. However, there can be no assurance that the Transaction will close or, if it does, when such closing will occur.  The parties have made customary representations, warranties and covenants to each other in the Purchase Agreement and the Designation Agreement.  The Purchase Agreement and the Designation Agreement may be terminated under certain circumstances, including if the consummation of the Transaction has not occurred by March 31, 2013, if a final non-appealable order is entered prohibiting the Transaction or upon a material uncured breach that would cause the closing conditions not to be satisfied.

Master Lease

Upon closing of the Transaction, the Company will enter into a long-term triple-net master lease with HCP in respect of, and secured by, the 133 Communities to be acquired by HCP (the “Master Lease”), pursuant to which the Company will continue to operate such Communities.  The Master Lease will provide for contractual base rent in the first year of $105.5 million and will increase each year in the manner specified therein.  In addition, the Company has committed to investing an additional $30 million in the Communities, representing $2,900 per unit, to continue improving the operating performance.  The Master Lease will be grouped into three comparable pools of properties with initial terms of between 14 and 16 years.  The Company will be provided with two options to extend the Master Lease, which, if exercised, would extend the lease to terms of between 30 and 35 years.

Item 7.01	Regulation FD Disclosure.

On October 16, 2012, the Company issued a press release announcing the Transaction. A copy of the Company’s press release is furnished as Exhibit 99.1 and is specifically incorporated by reference herein.

The information filed under this item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Emeritus Corporation, dated October 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2012	EMERITUS CORPORATION

	By:	/s/ Robert C. Bateman
Robert C. Bateman, Executive Vice President —
Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Emeritus Corporation, dated October 16, 2012